Exhibit 99

Sara Lee Corporation 3500 Lacey Road Downers Grove, IL 60515	News

Release Date	FOR IMMEDIATE RELEASE

Contact	Media: Jon Harris, +1.630.598.8661 Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE REPORTS STRONG SECOND QUARTER EARNINGS;

RAISES GUIDANCE FOR SECOND CONSECUTIVE QUARTER

•	Diluted EPS as reported of $0.53, compared to $(0.02) in the prior-year second quarter

•	Adjusted EPS[1] of $0.36, compared to $0.19 a year ago, driven by strong operating performance

•	Company raises guidance for fiscal 2010 Adjusted EPS to $1.00 – $1.05 per share

•	Pricing actions and innovation drove improved volume trends in the second quarter

•	Cash flow from operations of $472 million in the first six months, up $258 million year-over-year

DOWNERS GROVE, Ill. (Feb. 4, 2010) – Sara Lee Corp. (NYSE: SLE) today reported strong operating income growth for the second quarter of fiscal 2010, driven by significant improvement in operating segment income across the company, particularly in the North American Retail and International Beverage business segments, and lower corporate expenses. Net income also rose sharply, driven by higher income from continuing and discontinued operations, partially due to one-time tax benefits and lower charges for significant items. Net sales were unchanged in the second quarter as favorable foreign currency exchange rates were offset by slightly lower corporate unit volumes, lower prices and the impact of divestitures. Cash from operations continued to improve, primarily due to higher operating income.

“We’re pleased to report a strong second quarter, which was even better than our first quarter, and was highlighted by significant profit growth,” said Sara Lee Corp. chairman and chief executive officer Brenda C. Barnes. “On an adjusted basis, every segment of our continuing business, along with Household and Body Care, delivered income growth in the quarter. During this period we recalibrated pricing, which helped us deliver improved volume trends. Based on the strong first half performance, we have raised guidance and feel very confident in our full year outlook. We also are making significant investments across our business designed to drive growth this year and beyond. We believe that we will have a strong 2010 and are confident that in 2011 we can deliver meaningful additional profit improvement.”

Barnes added, “We made further progress toward completing the divestiture of our Household and Body Care businesses, thus far receiving binding offers for body care and air care for a combined 1.595 billion euros. We are also making progress toward selling the remainder of the business.”

Financial Review

Net Sales and Unit Volumes

Net sales for the second quarter of fiscal 2010 were $2.9 billion, unchanged versus the year-ago period as favorable foreign currency exchange rates were offset by the impact of divestitures, slightly lower unit volumes and lower selling prices. The company’s adjusted net sales decreased 2.7%. Total Sara Lee unit volumes were 1.0% lower in the second quarter, but increased 0.7% excluding the impact of planned exits from commodity and kosher meats in the North American Retail segment. On a comparable basis, in the first quarter of fiscal 2010, volumes decreased 2.4%. Unit volume trends generally showed improvement in the second quarter driven by innovative new products, successful trade spending and strategic pricing initiatives.

[1]	The term “adjusted EPS” and other “adjusted” financial measures are explained and reconciled to each item’s most comparable U.S. generally accepted accounting principles measure at the end of this release.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 2

Operating Income

Sara Lee reported second quarter operating income of $282 million, compared to an operating loss of $(4) million in the prior-year period. Adjusted operating income increased to $319 million in the second quarter, up 75.8%. The improvement in adjusted operating income included a $103 million increase in total adjusted operating segment income for all continuing business segments, $27 million of favorable mark-to-market variances on commodity derivatives and lower corporate costs.

Discontinued Operations

Net sales for the international household and body care businesses, which are being reported as discontinued operations, were $565 million in the second quarter of fiscal 2010, compared to $484 million in the prior-year period, a 16.8% increase. This was primarily due to strength in most of the core categories and favorable foreign currency exchange rates. Adjusted net sales increased 5.4%.

Operating segment income in the second quarter was $63 million, an increase of $19 million compared to the year-ago period. The increase was driven by higher net sales, Project Accelerate and continuous improvement savings, lower commodity costs and favorable foreign currency exchange rates, which were partially offset by higher media advertising and promotion (MAP) spending. Adjusted operating segment income was up 44.9% in the second quarter.

Net income was $66 million in the second quarter versus $23 million in the year-ago period, primarily due to improved business performance, the recognition of $27 million of net tax benefits and $8 million in benefit from the cessation of depreciation and amortization in compliance with U.S. GAAP rules, which were partially offset by $19 million in charges for various significant items.

Earnings Per Share

Diluted EPS as reported were $0.53 per diluted share in the second quarter compared to a loss of $(0.02) in the year-ago period. Diluted EPS from continuing operations were $0.43 per diluted share, compared to a loss of $(0.06) in the year-ago period, while diluted EPS from discontinued operations were $0.09 per diluted share, versus $0.03 in the comparable period last year.

During the quarter, results in both continuing and discontinued operations were influenced by a number of significant items, including:

Continuing Operations

•

After-tax charges of $24 million, or $(0.03) per diluted share, for business exits, Project Accelerate costs and asset impairments, the latter associated with the write-down of fixed assets at the North American Foodservice and International Bakery segments.

•

Income of $119 million, or $0.17 per diluted share, from significant tax items, primarily resulting from the favorable conclusion of various tax audits in jurisdictions around the world, the release of Brazilian valuation allowances and the utilization of current-year United Kingdom net operating losses.

Discontinued Operations

•	After-tax charges of $19 million, or $(0.02) per diluted share, for benefit plan curtailment losses, business disposition transaction costs and retention bonuses.

•

Income of $27 million, or $0.04 per diluted share, from significant tax items, primarily related to the benefit of capital loss carryforwards, the utilization of prior-year United Kingdom net operating losses and various tax settlements in jurisdictions around the world.

The combination of these significant items resulted in a net benefit of $103 million, or $0.15 per diluted share, in the second quarter of fiscal 2010. Adjusted EPS were $0.36 in the second quarter, compared to $0.19 per share in the second quarter of fiscal 2009. For more detail on the impact of significant items on diluted EPS in the current- and prior-year periods, see page 18 of this release.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 3

Cash from Operations

Net cash from operating activities was $285 million in the second quarter, compared to $252 million in the comparable period last year; primarily driven by higher operating income.

Financial Highlights

•

Project Accelerate is a company-wide cost saving and productivity initiative focused on outsourcing actions, supply chain efficiencies, SKU rationalization and organizational simplification. As compared to last year, the project is expected to generate between $75 million and $100 million of incremental benefits in fiscal 2010, of which $48 million has already been realized in the first six months of the year.

•

MAP spending increased 4.9% in the second quarter, primarily driven by a significant increase in spending at the North American Retail segment behind category-leading brands such as Jimmy Dean, Hillshire Farm and Ball Park.

•	Net interest expense was $32 million in the second quarter, compared to $36 million in last year’s period, due to lower interest rates and less average debt outstanding.

•

General corporate expenses declined to $60 million in the second quarter, compared to $91 million in the year-ago period, primarily due to $27 million of favorable mark-to-market variances on commodity derivatives and $4 million of lower corporate costs, on an as reported basis.

•

The effective tax rate for continuing operations in the second quarter was a negative (21.5)%, compared to a negative (0.8)% in the year-ago period, a decrease primarily driven by the impact of significant items in the quarter. Excluding significant items, the effective tax rate would have been 26.7%. For further detail on the tax rate, see page 18 of this release.

•

On December 11, 2009, Sara Lee announced it received a binding offer of 320 million euros from The Procter & Gamble Company to acquire the company’s Ambi Pur air care business. The proposed transaction, which is subject to customary closing conditions and regulatory clearances, is expected to close during fiscal year 2010. Sara Lee will consult with relevant works councils during the process. The company has also received significant interest in the remainder of its international household and body care businesses, which includes shoe care, insecticides and non-European cleaning brands, and is continuing to pursue divestiture options for these businesses.

•

The company did not repurchase any shares of its common stock in the second quarter. Earlier in fiscal 2010, the board of directors authorized a $1.0 billion share repurchase program, in addition to the 13.5 million share authorization remaining under the prior program.

Six-Month Results

Continuing Operations

For the first six months of fiscal 2010, Sara Lee reported net sales of $5.4 billion, down 3.6% over the comparable period last year, while adjusted net sales decreased 3.0% in the first half. Operating income was $607 million in the first six months, compared to $289 million in the year-ago period, while adjusted operating income increased 77.1%.

Discontinued Operations

Net sales were $1.1 billion, up 4.6% in the first six months, while adjusted net sales rose 3.3%. Operating segment income was $132 million in the first half, versus $105 million last year, while adjusted operating segment income increased 41.0%.

EPS and Cash from Operations

Diluted EPS, as reported, were $0.94 in the first six months of fiscal 2010, compared to $0.30 for the first half of fiscal 2009. Adjusted EPS for the comparable six month periods were $0.60 versus $0.34 (see table on page 18). Net cash from operating activities was $472 million in the first six months of fiscal 2010, compared to $214 million in the first half of fiscal 2009 – the $258 million increase was primarily driven by higher operating income and better inventory management.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 4

Business Performance Review

North American Retail

The North American Retail segment delivered another strong quarter, building on the past two years of business improvements. Operating segment income increased significantly in the first half of fiscal 2010 despite some unit volume softness at the start of the year. Over the course of the second quarter, targeted consumer and customer spending led to attractive price points for high-quality products, which drove unit volume growth (excluding commodity and kosher meat exits). In the second half of the year, volumes are likely to continue to improve, while operating segment income comparisons will be less robust due to strong year-over-year comparisons, increasing commodity costs and further reinvestment to fuel future growth. Operating margins reached a relatively high level in the second quarter of fiscal 2010 and are likely to contract in the short-term as the retail segment reinvests and laps very favorable commodity costs.

Operating segment income was $122 million in the second quarter, compared to $73 million in the year-ago period, an increase of 66.6%; adjusted operating segment income rose at a similar pace. The increase was primarily the result of favorable supply chain performance, Project Accelerate and continuous improvement savings, lower input costs and strong performance from the segment’s core retail business. These factors were partially offset by higher MAP spending in support of campaigns for the Jimmy Dean and Hillshire Farm brands.

Unit volumes declined 2.7% in the second quarter due to significantly lower volumes for commodity meats, which the company is exiting, and the impact of the exit of the kosher meats business. Excluding these planned exits, unit volumes for the core retail business were up 3.3% in the second quarter. Net sales of $745 million were flat in the quarter on a reported and adjusted basis, as favorable sales mix into higher-margin products was offset by the impact of trade spending and the exits of commodity and kosher meats. The retail segment’s key brands continued to show generally positive market share trends and maintained their premium pricing in the quarter. The Jimmy Dean brand increased its share of the frozen protein breakfast category by 2.4 points to 54.3%, according to Information Resources, Inc. (IRI) share data, FDMx + Walmart, 12 weeks ending December 13, 2009, while the Hillshire Farm brand increased its share in lunchmeats by 1.0 points to 13.3%, per the same IRI market share data.

North American Fresh Bakery

Similar to the first quarter of fiscal 2010, the North American Fresh Bakery segment reported higher adjusted operating segment income and adjusted operating margin in the second quarter, despite a very competitive marketplace. However, branded volumes were soft and as a result the business will continue to recalibrate pricing to drive sales, building on unit volume trends that were starting to show improvement at the end of the second quarter. The second half of the year is likely to show better unit volume performance and a reinvestment of some of the first half operating income in strategic pricing actions and marketing support for the introduction of innovative new products such as Sara Lee Soft & Smooth bread made with Omega-3/DHA and EarthGrains 100% whole grain bread made with Eco-Grain.

Operating segment income was $16 million in the second quarter, compared to a loss of $(16) million in the year-ago period. The increase was primarily due to a $30 million charge for a pension partial withdrawal liability in last year’s second quarter. Adjusted operating segment income was $16 million, up 10.3% compared to $14 million in the prior-year quarter. This was the result of lower commodity costs, lower MAP spending and a decrease in operating costs driven by Project Accelerate initiatives and other continuous improvement savings.

Net sales decreased 7.5% to $499 million in the second quarter of fiscal 2010, primarily due to lower unit volumes, unfavorable sales mix into private label breads and price decreases following lower input costs and competitive pressures. Unit volumes decreased 4.2%, as higher volumes for private label breads could not fully offset volume declines for branded bakery products, the latter as a result of intense price competition in the category.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 5

North American Foodservice

Building on a solid fiscal 2009 and a strong first quarter of fiscal 2010, the North American Foodservice segment reported higher operating segment income in the second quarter, despite an ongoing shift by consumers away from dining out. As a result of Project Accelerate savings, attractive new business wins, strategic business exits and lower commodity costs, the segment managed to overcome negative category trends. While adjusted net sales and unit volumes were down in the first half of fiscal 2010, most of these declines can be attributed to marketplace dynamics. Management continues to be cautious about full-year results and currently expects a slight decline in adjusted operating segment income for the year, as the second half is likely to become more challenging due to increasing commodity costs and tougher year-over-year comparisons. This will be particularly true for volume, which will be significantly impacted by a lost account that represented approximately 15% of the segment’s volumes, but less than 4% of sales and had a low margin.

The segment reported operating segment income of $45 million in the second quarter, compared to a loss of $(48) million in the year-ago period, the latter primarily due to an $107 million impairment charge. During the current-year quarter, the segment booked a $13 million asset impairment charge for the write-down of fixed assets at a foodservice bakery manufacturing facility. Adjusted operating segment income rose 11.7% to $60 million in the second quarter of fiscal 2010. The increase was primarily driven by lower commodity costs net of pricing, lower SG&A expense and savings from Project Accelerate and continuous improvement initiatives, which were partially offset by the impact of lower unit volumes.

Net sales decreased 13.8% to $529 million in the second quarter of fiscal 2010, primarily due to the divestiture of the direct store delivery (DSD) foodservice coffee business in fiscal 2009, as well as lower unit volumes and lower pricing. Adjusted net sales, which exclude the impact of the dispositions, decreased 5.9%. Unit volume growth in frozen bakery and private label refrigerated dough could not fully offset demand weakness in other parts of the business, a loss of a large, low-margin bakery contract and the impact of planned business exits in foodservice meats, resulting in 2.9% lower unit volumes in the second quarter.

International Beverage

International Beverage continues to drive profitable growth by focusing on innovation in the single-serve and instant coffee categories, expanding in growth markets such as Brazil and Russia and generally holding pricing in most of its key European markets. These initiatives, coupled with favorable foreign currency exchange rates, helped improve top- and bottom-line trends between the first and second fiscal quarters. With the expectation for a strong second half of the year, the segment will continue to focus on strategic pricing, new products and emerging markets.

Reported operating segment income was $172 million, up 59.1% from $108 million in the second quarter of fiscal 2009. The increase was primarily driven by higher net sales, Project Accelerate and continuous improvement savings and favorable foreign currency exchange rates. Adjusted operating segment income rose 35.2%. Both reported and adjusted operating segment income benefited from a $16 million favorable variance in the quarter, largely from mark-to-market currency impacts related to the purchase of raw materials.

Net sales increased 14.8% to $884 million in the second quarter of fiscal 2010, primarily due to favorable foreign currency exchange rates and higher unit volumes. Unit volumes were up 4.8% in the quarter, driven by strong volume growth in Brazil and higher volumes for single-serve and instant coffees. Adjusted net sales were up 1.2%. New products in the quarter included additional Senseo coffee pod varieties in the United Kingdom and Pilão Summer, a coffee blend sold in Brazil. Maison du Café Pepites d’Arome, roast and ground coffee pressed in the shape of a coffee bean for easy dosing and great taste, was voted “Product of the Year 2010” in France during the quarter.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 6

International Bakery

The International Bakery segment continues to face headwinds in its core Spanish market and has implemented numerous actions expected to deliver an improved second half of the year. With new product launches, pricing actions and Project Accelerate benefits in Spain, combined with ongoing strong performance in France and Australia, the segment expects to show positive trends in the upcoming quarters and for the full fiscal year.

The segment reported an operating segment loss of $(1) million in the second quarter, primarily due to costs associated with Project Accelerate and for the impairment of certain fixed assets in the Spanish bakery business. The segment reported an operating segment loss of $(19) million in the year-ago period. Adjusted operating segment income was $12 million, compared to $11 million in the prior-year quarter, driven by lower commodity costs and Project Accelerate and continuous improvement savings, partially offset by reduced prices and lower unit volumes.

Net sales increased 7.1% to $211 million in the second quarter, driven by favorable foreign currency exchange rates, partially offset by a 2.8% decline in unit volumes and lower prices. Adjusted net sales decreased 6.6%. Successful new products launched in the second quarter included Ortiz wheat bread in Spain and various new Sara Lee branded foodservice bakery products in Australia. In addition, Bimbo Tender Bakery bread was named “Product of the Year 2010” in Spain and the Bimbo brand was recognized by Spanish consumers and industry experts as one of the 25 “Super Brands” for 2010.

Discontinued Operations

In spite of continued weak market conditions in Europe and an ongoing process to divest the business, the discontinued international household and body care operations delivered impressive top- and bottom-line performance for the second consecutive quarter, while also increasing marketing investment. Growth came from numerous new product successes, strategic pricing actions and Project Accelerate cost savings. Sara Lee continues to work toward the divestiture of the entire business while delivering strong results and investing in the business appropriately.

Operating segment income was $63 million in the second quarter, up $19 million versus the year-ago period, primarily driven by higher sales, Project Accelerate and continuous improvement savings and favorable foreign currency exchange rates, which were partially offset by higher MAP spending. Adjusted operating segment income was up 44.9%. Net sales increased 16.8% in the second quarter to $565 million, driven by favorable foreign currency exchange rates and growth in body care’s successful new products such as Sanex Zero% and NaturProtect, shoe care’s strength in the United States and Africa, and insecticides’ very strong sales in India and Malaysia. Adjusted net sales were up 5.4%.

Guidance

Sara Lee currently expects full-year fiscal 2010 total diluted EPS to be in the range of $1.36 to $1.41 per share, which includes $0.19 per share of contingent sale proceeds received in the first quarter of fiscal 2010 from the sale of its tobacco business in fiscal 1999, and a $0.17 per share gain from significant items realized in the first six months of fiscal 2010. Full-year 2010 adjusted EPS is expected to be in the range of $1.00 to $1.05 per share, compared to $0.82 in fiscal 2009. This represents an increase of $0.09 to $0.10 per share compared to the last guidance provided by the company. The $0.09 to $0.10 per share increase is comprised of our expectation of $0.03 to $0.04 per share of improved operational performance, $0.02 from a lower anticipated tax rate and $0.04 from the cessation of depreciation and amortization expense for H&BC. EPS guidance also includes anticipated benefits from a 53rd week and favorable currency exchange rates. This adjusted EPS guidance implies that the second half of fiscal 2010 will be lower than the second half of the previous year. The primary drivers are comparisons to unusually low corporate expense in the second half of last year (approximately $25 to $30 million lower than the expected expense in the second half of fiscal 2010), lapping a positive commodity mark-to-market variance of $40 million, and significant business re-investment.

Guidance does not include any additional significant items that may occur during the remainder of fiscal 2010, such as one-time expenses related to Project Accelerate. If any of the household and body care transactions closes before the end of fiscal 2010, this may have an impact on the fiscal 2010 guidance.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 7

Looking at the business segments, Sara Lee currently expects four out of the five continuing business segments, as well as the discontinued international household and body care operations, to show an increase in adjusted operating segment income in fiscal 2010. The company continues to be cautious about the North American Foodservice segment, as market trends remain weak for that segment.

Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known.

	Fiscal 2010 Guidance (1)	Fiscal 2009
Total diluted EPS	$1.36 – 1.41/per share	$0.52/per share
Diluted EPS from continuing operations	$1.01 – 1.04/per share	$0.31/per share
Diluted EPS from discontinued operations	$0.35 – 0.37/per share	$0.21/per share

Contingent sale proceeds	$0.19/per share	$0.21/per share

Total significant items (2)	$0.17/per share	$(0.51)/per share
Significant items related to continuing operations	$0.09/per share	$(0.51)/per share
Significant items related to discontinued operations	$0.08/per share	$(0.01)/per share

Adjusted EPS (2)(3)	$1.00 – 1.05/per share	$0.82/per share
Adjusted EPS from continuing operations	$0.73 – 0.76/per share	$0.61/per share
Adjusted EPS from discontinued operations	$ 0.27 – 0.29/per share	$0.22/per share
Net sales	$12.9 – $13.2 billion	$12.9 billion
Net sales from continuing operations	$10.8 – $11.0 billion	$10.9 billion
Net sales from discontinued operations	$2.1 – $2.2 billion	$2.0 billion
Total operating income	$1,225 – $1,275 million	$713 million
Operating income from continuing operations	$970 – $1,000 million	$482 million
Operating income from discontinued operations	$255 – $275 million	$231 million

Cash flow items (including discontinued operations)
Cash flow from operations	$750 – $850 million	$900 million
Capital expenditures	$425 – $450 million	$379 million

Key assumptions
Interest expense, net	$120 – $130 million	$125 million
Dollar/euro exchange rate	$1.42	$1.38

(1)	Fiscal 2010 has an extra, 53rd week.
(2)	Amounts are rounded and may not add to the total.
(3)	Diluted EPS excluding significant items and contingent sale proceeds. See explanation of non-GAAP measures at the end of this release.

Form 10-Q and Webcast

Sara Lee Corporation filed a Form 10-Q for the second quarter of fiscal 2010 with the Securities and Exchange Commission this morning. The Form 10-Q can be accessed in the Investor Relations section (Financial/SEC Information page) on www.saralee.com. Sara Lee Corporation’s review of its results for the second quarter will be broadcast live via the Internet today at 9:30 a.m. CST. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 10:30 a.m. CST. For people who are unable to listen to the webcast live, a recording will be available on the website two hours following the completion of the webcast until Wednesday, August 4, 2010.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 8

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements.

Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•

Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Walmart, its largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•

The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition; (iv) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (v) fluctuations in the cost of raw materials, Sara Lee’s ability to increase or maintain product prices in response to fluctuations in cost and the impact on Sara Lee’s profitability; (vi) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (vii) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•

Sara Lee’s international operations, such as (viii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro, given Sara Lee’s significant concentration of business in Western Europe; (ix) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the United States to fund Sara Lee’s domestic operations; (x) the impact on Sara Lee’s business of its receipt of binding offers to purchase the global body care, European detergent and air care businesses and its intent to divest the remainder of its international household and body care business; and (xi) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

•

Previous business decisions, such as (xii) Sara Lee’s ability to generate margin improvement through cost reduction and efficiency initiatives, including Project Accelerate and the outsourcing of significant portions of our financial transaction processing, global IT applications development and maintenance, and global indirect procurement activities; (xiii) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xiv) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (xv) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xvi) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates.

In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 9

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate almost $13 billion in annual net sales covering approximately 180 countries. The Sara Lee community consists of 41,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

#        #        #

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 10

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarter and Six Months ended December 26, 2009 and December 27,2008

(Unaudited)

	Quarter Ended		Six Months Ended
In millions, except per share data	Dec. 26, 2009	Dec. 27, 2008	Dec. 26, 2009	Dec. 27, 2008
Continuing Operations
Net sales	$2,858	$2,856	$5,446	$5,650

Cost of sales	1,753	1,887	3,372	3,704
Selling, general and administrative expenses	791	832	1,555	1,670
Net charges for exit activities, asset and business dispositions	15	34	28	30
Impairment charges	17	107	17	107
Contingent sale proceeds	—	—	(133)	(150)
Interest expense	38	41	73	86
Interest income	(6)	(5)	(12)	(25)

	2,608	2,896	4,900	5,422

Income (loss) from continuing operations before income taxes	250	(40)	546	228
Income tax expense (benefit)	(55)	—	51	77

Income (loss) from continuing operations	305	(40)	495	151
Discontinued Operations
Net income from discontinued operations, net of tax expense (benefit) of $(7), $14, $(38) and $36	66	23	160	62

Net income (loss)	$371	$(17)	$655	$213

Income (loss) from continuing operations per share of common stock
Basic	$0.44	$(0.06)	$0.71	$0.21

Diluted	$0.43	$(0.06)	$0.71	$0.21

Net income (loss) per share of common stock
Basic	$0.53	$(0.02)	$0.94	$0.30

Diluted	$0.53	$(0.02)	$0.94	$0.30

Average shares outstanding
Basic	699	703	698	705

Diluted	701	703	700	706

Cash dividends declared per share of common stock	$0.11	$0.11	$0.11	$0.11

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 11

SARA LEE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets at December 26, 2009 and June 27, 2009

(Unaudited)

In millions	Dec. 26, 2009	June 27, 2009
Assets
Cash and equivalents	$1,331	$951
Trade accounts receivable, less allowances	1,398	1,272
Inventories
Finished goods	436	443
Work in process	25	32
Materials and supplies	335	291

	796	766
Current deferred income taxes	181	207
Other current assets	314	250
Assets held for sale	403	384

Total current assets	4,423	3,830

Property, net of accumulated depreciation of $2,881 and $2,776, respectively	2,156	2,200
Trademarks and other identifiable intangibles, net	570	585
Goodwill	1,312	1,295
Deferred income taxes	314	309
Other noncurrent assets	175	245
Noncurrent assets held for sale	980	953

	$9,930	$9,417

Liabilities and Equity
Notes payable	$42	$20
Accounts payable	900	1,004
Income taxes payable and current deferred taxes	7	23
Other accrued liabilities	1,372	1,467
Current maturities of long-term debt	22	46
Liabilities held for sale	336	286

Total current liabilities	2,679	2,846

Long-term debt	2,749	2,738
Pension obligation	582	595
Deferred income taxes	48	55
Other liabilities	1,079	1,061
Noncurrent liabilities held for sale	11	64
Equity
Sara Lee common stockholders’ equity	2,753	2,036
Noncontrolling interest	29	22

Total Equity	2,782	2,058

	$9,930	$9,417

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 12

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Six Months ended December 26, 2009 and December 27, 2008

(Unaudited)

	Six Months ended
In millions	Dec. 26, 2009	Dec. 27, 2008
OPERATING ACTIVITIES -
Net income	$655	$213
Less: Cash received from contingent sale proceeds	(133)	(150)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	181	184
Amortization	48	58
Impairment charges	17	107
Net (gain) loss on business dispositions	9	(3)
Pension contributions, net of expense	25	(21)
Other	(12)	142
Changes in current assets and liabilities, net of businesses acquired and sold	(318)	(316)

Net cash from operating activities	472	214

INVESTMENT ACTIVITIES -
Purchases of property and equipment	(142)	(134)
Purchases of software and other intangibles	(11)	(14)
Acquisitions of businesses and investments	—	(10)
Dispositions of businesses and investments	(1)	15
Cash received from contingent sale proceeds	133	150
Cash received from (used in) derivative transactions	75	(153)
Sales of assets	9	5

Net cash received from (used in) investment activities	63	(141)

FINANCING ACTIVITIES -
Purchases of common stock	—	(103)
Borrowings of other debt	32	—
Repayments of other debt	(48)	(327)
Net change in financing with less than 90-day maturities	1	(18)
Payments of dividends	(154)	(149)

Net cash used in financing activities	(169)	(597)

Effect of changes in foreign exchange rates on cash	25	(198)

Increase (decrease) in cash and equivalents	391	(722)
Add: Cash balances of discontinued operations at beginning of year	8	1
Less: Cash balances of discontinued operations at end of period	(19)	(4)
Cash and equivalents at beginning of year	951	1,282

Cash and equivalents at end of quarter	$1,331	$557

COMPONENTS OF CHANGES IN CURRENT ASSETS AND LIABILITIES -
Trade accounts receivable	$(108)	$(89)
Inventories	(3)	(77)
Other current assets	50	(7)
Accounts payable	(43)	(151)
Accrued liabilities	(36)	28
Accrued taxes	(178)	(20)

Changes in current assets and liabilities, net of businesses acquired and sold	$(318)	$(316)

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 13

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Second Quarter		Dollar Change	Percent Change	First Six Months		Dollar Change	Percent Change
	2010	2009			2010	2009
North American Retail

Net sales	$745	$746	$(1)	0.0%	$1,404	$1,426	$(22)	(1.6)%

Adjusted net sales*	$745	$746	$(1)	0.0%	$1,404	$1,426	$(22)	(1.6)%

Operating segment income	$122	$73	$49	66.6%	$202	$128	$74	57.6%

Operating margin %	16.4%	9.8%		6.6%	14.4%	9.0%		5.4%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$—	$—		$(3)	$1	$(4)

Adjusted operating segment income*	$122	$73	$49	66.2%	$205	$127	$78	61.2%

Adjusted operating margin %*	16.4%	9.9%		6.5%	14.6%	8.9%		5.7%

North American Fresh Bakery

Net sales	$499	$539	$(40)	(7.5)%	$1,040	$1,110	$(70)	(6.3)%

Adjusted net sales*	$499	$539	$(40)	(7.5)%	$1,040	$1,110	$(70)	(6.3)%

Operating segment income (loss)	$16	$(16)	$32	NM	$30	$1	$29	NM

Operating margin %	3.1%	(3.0)%		6.1%	2.9%	0.1%		2.8%
Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$—	$—		$(1)	$—	$(1)
Pension partial withdrawal liability charge	—	(30)	30		(7)	(30)	23

Adjusted operating segment income*	$16	$14	$2	10.3%	$38	$31	$7	21.6%

Adjusted operating margin %*	3.1%	2.6%		0.5%	3.6%	2.8%		0.8%

North American Foodservice

Net sales	$529	$614	$(85)	(13.8)%	$986	$1,151	$(165)	(14.3)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$—	$—
Disposition	—	52	(52)		—	109	(109)

Adjusted net sales*	$529	$563	$(34)	(5.9)%	$986	$1,042	$(56)	(5.4)%

Operating segment income (loss)	$45	$(48)	$93	NM	$83	$(23)	$106	NM

Operating margin %	8.6%	(7.8)%		16.4%	8.5%	(2.0)%		10.5%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(2)	$1	$(3)		$(2)	$4	$(6)
Impairment charge	(13)	(107)	94		(13)	(107)	94
Disposition	—	5	(5)		—	8	(8)

Adjusted operating segment income*	$60	$53	$7	11.7%	$98	$72	$26	35.9%

Adjusted operating margin %*	11.3%	9.5%		1.8%	10.0%	7.0%		3.0%

*	Adjusted Net Sales, Adjusted Operating Segment Income and Adjusted Operating Margin % are non-GAAP measures.

See pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 14

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Second Quarter		Dollar Change	Percent Change	First Six Months		Dollar Change	Percent Change
	2010	2009			2010	2009
International Beverage

Net sales	$884	$770	$114	14.8%	$1,618	$1,554	$64	4.1%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(103)	$103		$—	$(43)	$43
Acquisition/disposition	—	—	—		12	1	11

Adjusted net sales*	$884	$873	$11	1.2%	$1,606	$1,596	$10	0.6%

Operating segment income	$172	$108	$64	59.1%	$295	$250	$45	18.1%

Operating margin %	19.4%	14.0%		5.4%	18.2%	16.1%		2.1%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(17)	$17		$—	$(11)	$11
Exit activities, asset and business dispositions	2	(1)	3		—	(2)	2
Transformation/Accelerate charges	—	—	—		—	(1)	1
Curtailment gain	—	—	—		—	12	(12)
Acquisition/disposition	—	—	—		1	—	1

Adjusted operating segment income*	$170	$126	$44	35.2%	$294	$252	$42	16.7%

Adjusted operating margin %*	19.2%	14.4%		4.8%	18.3%	15.8%		2.5%

International Bakery

Net sales	$211	$197	$14	7.1%	$415	$428	$(13)	(3.0)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(29)	$29		$—	$(16)	$16

Adjusted net sales*	$211	$226	$(15)	(6.6)%	$415	$444	$(29)	(6.4)%

Operating segment income (loss)	$(1)	$(19)	$18	94.6%	$5	$(4)	$9	NM

Operating margin %	(0.5)%	(9.9)%		9.4%	1.1%	(1.0)%		2.1%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$—	$—
Exit activities, asset and business dispositions	(8)	(29)	21		(15)	(28)	13
Transformation/Accelerate charges	(1)	—	(1)		(1)	(1)	—
Impairment charge	(4)	—	(4)		(4)	—	(4)

Adjusted operating segment income*	$12	$11	$1	10.6%	$25	$25	$—	(2.1)%

Adjusted operating margin %*	5.8%	4.9%		0.9%	6.0%	5.7%		0.3%

*	Adjusted Net Sales, Adjusted Operating Segment Income and Adjusted Operating Margin % are non-GAAP measures.

See pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 15

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Second Quarter		Dollar Change	Percent Change	First Six Months		Dollar Change	Percent Change
	2010	2009			2010	2009
Total Sara Lee

Net sales - total operating segments	$2,868	$2,866	$2		$5,463	$5,669	$(206)
Less: intersegment sales	(10)	(10)	—		(17)	(19)	2

Net sales	$2,858	$2,856	$2	0.1%	$5,446	$5,650	$(204)	(3.6)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(133)	$133		$—	$(59)	$59
Acquisitions/dispositions	—	52	(52)		12	110	(98)

Adjusted net sales*	$2,858	$2,937	$(79)	(2.7)%	$5,434	$5,599	$(165)	(3.0)%

Total operating segment income	$354	$98	$256	NM	$615	$352	$263	74.6%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(18)	$18		$—	$(11)	$11
Exit activities, asset and business dispositions	(8)	(29)	21		(21)	(25)	4
Transformation/Accelerate charges	(1)	—	(1)		(1)	(2)	1
Impairment charges	(17)	(107)	90		(17)	(107)	90
Curtailment gain	—	—	—		—	12	(12)
Pension partial withdrawal liability charge	—	(30)	30		(7)	(30)	23
Acquisitions/dispositions	—	5	(5)		1	8	(7)

Total adjusted operating segment income*	$380	$277	$103	36.6%	$660	$507	$153	30.0%

Total operating segment income	$354	$98	$256		$615	$352	$263

Amortization of trademarks and other intangibles	(12)	(11)	(1)		(23)	(23)	—
General corporate expenses:
Other	(64)	(68)	4		(119)	(132)	13
Mark-to-market derivative gains (losses)	4	(23)	27		1	(58)	59
Contingent sales proceeds	—	—	—		133	150	(17)

Operating income	$282	$(4)	$286	NM	$607	$289	$318	NM

Operating margin %	9.9%	(0.1)%		10.0%	11.1%	5.1%		6.0%

Increase/(decrease) in operating income from:
Contingent sale proceeds	$—	$—	$—		$133	$150	$(17)
Changes in foreign currency exchange rates	—	(17)	17		—	(11)	11
Exit activities, asset and business dispositions	(15)	(34)	19		(28)	(30)	2
Transformation/Accelerate charges	(5)	(2)	(3)		(10)	(5)	(5)
Curtailment gain	—	—	—		—	12	(12)
Impairment charges	(17)	(107)	90		(17)	(107)	90
Pension partial withdrawal liability charge	—	(30)	30		(7)	(30)	23
Acquisition/disposition	—	5	(5)		1	8	(7)

Adjusted operating income*	$319	$181	$138	75.8%	$535	$302	$233	77.1%

Adjusted operating margin %*	11.2%	6.2%		5.0%	9.8%	5.4%		4.4%

*	Adjusted Net Sales, Adjusted Operating Segment Income, Adjusted Operating Income and Adjusted Operating Margin % are non-GAAP measures.

See pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 16

Sara Lee Corporation

Operating Results For Discontinued Operations*

(in millions)

	Second Quarter		Dollar Change	Percent Change	First Six Months		Dollar Change	Percent Change
	2010	2009			2010	2009
International Household and Body Care Businesses

Net sales	$565	$484	$81	16.8%	$1,086	$1,039	$47	4.6%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(52)	$52		$—	$(13)	$13

Adjusted net sales*	$565	$536	$29	5.4%	$1,086	$1,052	$34	3.3%

Operating segment income	$63	$44	$19	45.3%	$132	$105	$27	26.6%

Operating margin %	11.2%	9.0%		2.2%	12.2%	10.1%		2.1%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(7)	$7		$—	$(3)	$3
Exit activities, asset and business dispositions	—	(6)	6		—	(6)	6
Transformation/Accelerate charges	—	—	—		—	(2)	2
Curtailment gain (loss)	(11)	—	(11)		(11)	5	(16)
Professional fees/other	(11)	(2)	(9)		(15)	(2)	(13)

Adjusted operating segment income*	$85	$59	$26	44.9%	$158	$113	$45	41.0%

Adjusted operating margin %*	15.0%	10.9%		4.1%	14.6%	10.7%		3.9%

Operating segment income	$63	$44	$19	45.3%	$132	$105	$27	26.6%

Amortization expense	—	(5)	5		(4)	(9)	5
Noncontrolling interest expense	(4)	(5)	1		(6)	(6)	—
Foreign currency transaction gains/other	(1)	2	(3)		(1)	6	(7)

Operating income	$58	$36	$22	60.0%	$121	$96	$25	24.9%

Changes in foreign currency exchange rates	—	(7)	7		—	(3)	3
Exit activities, asset and business dispositions	—	(6)	6		—	(6)	6
Transformation/Accelerate charges	—	—	—		—	(2)	2
Curtailment gain (loss)	(11)	—	(11)		(11)	5	(16)
Professional fees/other	(11)	(2)	(9)		(15)	(2)	(13)

Adjusted operating income	$80	$51	$29	55.2%	$147	$104	$43	40.5%

Operating income	$58	$36	$22		$121	$96	$25
Interest income, net	1	1	—		1	2	(1)

Income before income taxes	59	37	22		122	98	24
Income taxes expense (benefit)	(7)	14	(21)		(38)	36	(74)

Net income from discontinued operations	$66	$23	$43	NM	$160	$62	$98	NM

*	Adjusted Net Sales, Adjusted Operating Segment Income, Adjusted Operating Income and Adjusted Operating Margin % are non-GAAP measures.

See pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 17

Net Sales Bridge

For the Quarter and Six Months ended December 26, 2009

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

Quarter ended December 26, 2009

	Unit Volume	+	Price/ Mix/Other	=	Adjusted* Net Sales Change	+	Acq./ Disp.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail	(2.7)%		2.7%		0.0%		—		—		0.0%
Retail	2.0%		(0.8)%		1.2%		—		—		1.2%
Commodity meats	(27.2)%		(0.9)%		(28.1)%		—		—		(28.1)%

North American Fresh Bakery	(4.2)%		(3.3)%		(7.5)%		—		—		(7.5)%

North American Foodservice	(2.9)%		(3.0)%		(5.9)%		(8.0)%		0.1%		(13.8)%

International Beverage	4.8%		(3.6)%		1.2%		—		13.6%		14.8%

International Bakery	(2.8)%		(3.8)%		(6.6)%		—		13.7%		7.1%

Total Continuing Business	(1.0)%		(1.7)%		(2.7)%		(1.8)%		4.6%		0.1%

Six Months ended December 26, 2009

	Unit Volume	+	Price/ Mix/Other	=	Adjusted* Net Sales Change	+	Acq./ Disp.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail	(5.0)%		3.4%		(1.6)%		—		—		(1.6)%
Retail	(0.9)%		1.0%		0.1%		—		—		0.1%
Commodity meats	(25.5)%		(8.0)%		(33.5)%		—		—		(33.5)%

North American Fresh Bakery	(3.3)%		(3.0)%		(6.3)%		—		—		(6.3)%

North American Foodservice	(4.1)%		(1.3)%		(5.4)%		(9.0)%		0.1%		(14.3)%

International Beverage	2.6%		(2.0)%		0.6%		0.7%		2.8%		4.1%

International Bakery	(3.0)%		(3.4)%		(6.4)%		—		3.4%		(3.0)%

Total Continuing Business	(2.3)%		(0.7)%		(3.0)%		(1.7)%		1.1%		(3.6)%

*	Adjusted net sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/dispositions.

See pages 19 and 20 for a detailed explanation of this and other non-GAAP measures in this release.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 18

Impact of Significant Items on Diluted Earnings per Share

	Second Quarter		First Six Months
	2010	2009	2010	2009
As reported:
Diluted EPS from continuing operations	$0.43	$(0.06)	$0.71	$0.21

Diluted EPS	$0.53	$(0.02)	$0.94	$0.30

Increase/(decrease) in EPS from:
Exit activities, asset and business dispositions	$(0.01)	$(0.04)	$(0.03)	$(0.03)
Transformation/Accelerate charges	0.00	0.00	(0.01)	0.00
Pension partial withdrawal liability charge	0.00	(0.03)	(0.01)	(0.03)
Impairment charge	(0.02)	(0.15)	(0.02)	(0.15)
Curtailment gain	0.00	0.00	0.00	0.02

Significant items related to continuing operations before income taxes*	(0.03)	(0.22)	(0.06)	(0.21)
Tax adjustments	0.17	0.00	0.14	0.00

Significant items related to continuing operations*	0.13	(0.22)	0.09	(0.21)
Significant items related to discontinued operations	0.01	(0.01)	0.09	0.00

Total significant items*	$0.15	$(0.22)	$0.17	$(0.21)

Reconciliation of Diluted EPS as reported to Adjusted EPS:

Diluted EPS from continuing operations as reported	$0.43	$(0.06)	$0.71	$0.21
Less:
Significant items related to continuing operations	0.13	(0.22)	0.09	(0.21)
Contingent sale proceeds (2)	0.02	0.01	0.17	0.17

Adjusted EPS from continuing operations (1) *	$0.28	$0.15	$0.45	$0.25

Diluted EPS from discontinued operations as reported	$0.09	$0.03	$0.23	$0.09
Less:
Significant items related to discontinued operations	0.01	(0.01)	0.09	0.00
Contingent sale proceeds (2)	0.00	0.00	0.00	0.00

Adjusted EPS from discontinued operations (1) *	$0.08	$0.04	$0.14	$0.09

Diluted EPS as reported	$0.53	$(0.02)	$0.94	$0.30
Less:
Total significant items	0.15	(0.22)	0.17	(0.21)
Contingent sale proceeds (2)	0.02	0.01	0.17	0.17

Adjusted EPS (1) *	$0.36	$0.19	$0.60	$0.34

Tax Rate Reconciliation - Fiscal 2010

(In millions, except tax rate)	Quarter ended December 26, 2009
	Income before Taxes	Tax (Expense) Benefit	Net Income	Effective Tax Rate
Reported Results	$250	$55	$305	(21.5)%
Less: Significant items	(37)	132	95	(48.2)%

Results, excluding significant items (1)	287	(77)	210	26.7%
Less: contingent sale proceeds (2)	—	14	14	(4.8)%

Adjusted Results (1)	$287	$(91)	$196	31.5%

	Six months ended December 26, 2009
	Income before Taxes	Tax (Expense) Benefit	Net Income	Effective Tax Rate
Reported Results	$546	$(51)	$495	9.4%
Less: Significant items	(62)	122	60	(19.1)%

Results, excluding significant items (1)	608	(173)	435	28.5%
Less: contingent sale proceeds (2)	133	(15)	118	(4.8)%

Adjusted Results (1)	$475	$(158)	$317	33.3%

*	Amounts are rounded and may not add to the total.
(1)	Represents a non-GAAP financial measure. The following pages contain additional detail regarding these measures.
(2)	Contingent Sale Proceeds - The reported results include the receipt of contingent sale proceeds and the related tax benefit. Sara Lee received contingent sale proceeds in the first quarters of fiscal years 2010, 2009 and 2008. While the contingent sale proceeds are never subject to tax, income tax expense calculated under U.S. GAAP requires the tax benefit to accrete over the course of the year, with a significant portion of the benefit recognized in the first quarter. At the end of each quarter, the corporation determines its annual effective tax rate based on an estimate of the tax that will be provided for the full fiscal year stated as a percentage of estimated “ordinary” income. The term ordinary income refers to ordinary income from continuing operations before income taxes. It excludes significant unusual or infrequently occurring items, as defined by the guidelines for the accounting for income taxes, but includes the contingent sale proceeds. The non-taxable nature of the contingent sale proceeds is reflected in the determination of the annual effective tax rate, providing approximately five percentage points of tax benefit.

The estimated annual effective tax rate is applied to the total year-to-date “ordinary” income at the end of each quarter in order to compute the year-to-date tax applicable to ordinary income. The dollar amount of tax benefit related to contingent sale proceeds in any one quarter is equal to approximately five percent of total ordinary income, which is the impact on the effective annual tax rate. Although the majority of the earnings impact of the contingent sale proceeds was realized in the first quarter, the full after-tax earnings and related earnings per share impact will not be realized until the end of the year, when the lower effective tax rate is applied against full year ordinary income. The tax expense of $15 million attributable to the contingent sale proceeds for the six month period ended December 26, 2009 represents an estimate of the remaining tax benefit that will be recognized over the second half of the fiscal year. The resulting impact on diluted earnings per share is estimated to be $0.01 in both the third and fourth quarters of fiscal 2010.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 19

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; transformation program and Project Accelerate costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains (losses); tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

“Contingent sale proceeds” are contingent proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee received cash payments annually so long as tobacco continued to be a legal product in the specified countries. Our last cash payment was received on July 15, 2009. Contingent sale proceeds are not “significant items,” but are identified separately because the income is not generated by the company’s underlying business and has a finite term.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, the receipt of contingent sale proceeds, the impact of acquisitions and dispositions and changes in foreign currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and the impact of the contingent sale proceeds. Management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Sara Lee’s historical and projected future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining achievement of incentive compensation. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Management also has received inquiries from investors seeking to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the table “Tax Rate Reconciliation – Fiscal 2010,” which includes certain non-GAAP financial measures, is intended to help investors better understand Sara Lee’s effective tax rate.

Sara Lee Reports Strong Second Quarter Earnings; Raises Guidance for Second Consecutive Quarter – Page 20

The following is an explanation of the non-GAAP financial measures presented in this release.

In the “Tax Rate Reconciliation – Fiscal 2010” table on page 18, the “Results, excluding significant items” equals each of “income before taxes,” “tax (expense) benefit,” “net income” and “effective tax rate,” computed in accordance with GAAP less the impact of significant items recognized in the fiscal period presented. Each item in the “Adjusted Results” row of that table equals the indicated financial measure computed in accordance with GAAP less the impact of both significant items and contingent sale proceeds recognized in the fiscal period presented.

“Adjusted EPS” excludes from diluted EPS, as reported, for total Sara Lee, for continuing operations or for discontinued operations, as indicated, the per share impact of significant items and the per share impact of contingent sale proceeds recognized in the fiscal period presented. The line item title or the context of its use in this release and in other communications indicates whether “Adjusted EPS” refers to total Adjusted EPS for all of Sara Lee, Adjusted EPS from continuing operations or Adjusted EPS from discontinued operations.

“Adjusted net sales” for continuing operations or discontinued operations, as indicated in this release, excludes from applicable net sales the impact of businesses acquired or divested after the start of the fiscal period and presents fiscal 2009 results at fiscal 2010 currency exchange rates.

“Adjusted operating income” for continuing operations or discontinued operations, as indicated in this release, excludes from applicable operating income the impact of significant items, contingent sale proceeds, if any, and businesses acquired or divested after the start of the fiscal period and presents fiscal 2009 results at fiscal 2010 currency exchange rates.

“Adjusted operating margin” for continuing operations, a specified business segment or discontinued operations, as indicated in this release, is a non-GAAP financial measure that equals adjusted operating income for the applicable portion of the business divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for continuing operations) or adjusted operating segment income for a business segment or discontinued operations divided by adjusted net sales for that business segment or discontinued operation (in the case of computing adjusted operating margin for a specific business segment or discontinued operations).

“Adjusted operating segment income” for continuing operations, a specified business segment or discontinued operations, as indicated in the release, excludes from the operating segment income from continuing operation, of a specified business segment or from discontinued operations the impact of significant items recognized by that portion of the business during the fiscal period and businesses acquired or divested after the start of the fiscal period and presents fiscal 2009 results at fiscal 2010 currency exchange rates.